UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 30, 2013

IDENIX PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-49839	45-0478605
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

320 Bent Street Cambridge, MA	02141
(Address of principal executive offices)	(Zip Code)

(617) 995-9800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) and (e)

On December 30, 2013, Idenix Pharmaceuticals, Inc. (the “Company”) entered into an employment letter (the “Employment Letter”) with Jacques Dumas, Ph.D., age 47, who was appointed by the compensation committee of the Company’s board of directors to serve as Executive Vice President, Chief Scientific Officer of the Company, effective January 20, 2014 (the “Effective Date”).

Dr. Dumas served as Vice President and Head of Strategy, Infection Innovative Medicines at AstraZeneca plc since December 2010 where Dr. Dumas was responsible for disease area strategy and external collaborations on behalf of AstraZeneca’s small molecule infectious diseases unit. Prior to that, Dr. Dumas held the positions of Associate Director, Medicinal Chemistry at AstraZeneca from February 2007 to March 2010 and Emerging Product Director, Oncology and Infection Therapeutic Area from March 2010 to December 2010. Prior to joining AstraZeneca, Dr. Dumas held several positions at Bayer Health Care Pharmaceuticals, Inc., a subsidiary of Bayer AG, from 1995 to 2007. Dr. Dumas received his Ph.D. from Paris 6 University in Organic Chemistry.

Pursuant to the Employment Letter, Dr. Dumas is entitled to receive an annual base salary in the amount of $340,000, which amount will be annually reviewed at the discretion of the Company’s board of directors. Dr. Dumas is also entitled to receive an annual cash performance bonus in a target amount equal to 50% of his base salary if, in the discretion of the board of directors, annually established performance criteria are satisfied. The actual bonus may range from zero to 200% of the target amount. Dr. Dumas is also entitled to receive a cash sign on bonus of $225,000. Dr. Dumas will repay to the Company 100% of the sign-on bonus (including any amounts withheld for taxes) if his employment ends as a result of a termination for cause or he resigns other than for good reason (each as defined in his Employment Letter) on or before the first anniversary of the Effective Date, with the repayment reduced to 50% for a termination for cause or resignation other than for good reason (each as defined in the Employment Letter) after the first anniversary and on or before the second anniversary of the Effective Date.

On the Effective Date, Dr. Dumas will receive options to purchase 250,000 shares of Idenix common stock, $0.001 par value per share (the “Common Stock”) pursuant to the Idenix Pharmaceuticals, Inc. 2012 stock incentive plan. The stock options will have an exercise per share equal to the average of the opening and closing price of the Common Stock on the date of grant, as reported by The NASDAQ National Market. The stock options will vest ratably over a 48 month period beginning on January 31, 2014. The Employment Letter further provides that Dr. Dumas is eligible to participate in all benefit plans Idenix provides generally to its senior level executives and has the opportunity, subject to approval by the Company’s board of directors, to be awarded annually stock options to purchase 120,000 shares of Common Stock on terms and conditions similar to the stock options to be awarded on the Effective Date.

Dr. Dumas’ employment is terminable by either Idenix or Dr. Dumas at any time. Subject to the next paragraph below, under the terms of the Employment Letter, if Dr. Dumas’ employment is terminated by Idenix without cause or by Dr. Dumas for good reason (each as defined in the Employment Letter), subject to his execution of a release agreement within a specified period of time, all of his stock options to purchase Common Stock will immediately vest in full, and he will be entitled to receive: (i) a lump sum payment equal to one times (A) his annual base salary plus (B) the greater of his target bonus for such year or the actual bonus paid in the year immediately preceding the termination; and (ii) continuation of health and dental insurance benefits for twelve months.

If Dr. Dumas’ employment is terminated by the Company or a successor entity without cause or by Dr. Dumas for good reason in each case within one year following a change in control of Idenix (as defined in the Employment Letter), subject to his execution of a release agreement within a specified period of time, all of his stock options to purchase Common Stock will immediately vest in full, and, in addition to the cash amounts set forth in the paragraph above, he will be entitled to receive: (i) a lump sum payment equal to one times (A) his annual base salary plus (B) the greater of his target bonus for such year or the actual bonus paid in the year immediately preceding the termination; and (ii) continuation of health and dental insurance benefits for twelve months.

The foregoing description of the Employment Letter is qualified in its entirety by the text of such letter which is filed herewith as Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

The following exhibit relating to Item 1.01 shall be deemed to be furnished, and not filed:

10.1	Employment Letter, dated December 30, 2013, by and between Idenix Pharmaceuticals, Inc. and Jacques Dumas, Ph.D.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

IDENIX PHARMACEUTICALS, INC.

Date: January 6, 2014	By:	/s/ Maria Stahl
Maria Stahl
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Letter, dated December 30, 2013, by and between Idenix Pharmaceuticals, Inc. and Jacques Dumas, Ph.D. .